                                                                   EXHIBIT 15(b)


                              THE FBR FAMILY OF FUNDS
                           SERVICE AND DISTRIBUTION PLAN

                                   CLASS B SHARES

     This Service and Distribution Plan (the "Plan") is adopted on March 31, 1998 and amended and restated on June 16, 1998 in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by The FBR Family of Funds, a business trust organized under the laws of the State of Delaware (the "Company"), on behalf of the Class B shares of its Funds (individually, a "Fund," and collectively, the "Funds") as set forth in
Schedule I, as amended from time to time, subject to the following terms and conditions:

     SECTION 1.  ANNUAL FEES.

     DISTRIBUTION FEE. Each Fund will pay to each of the distributors of its shares, Friedman, Billings, Ramsey & Co., Inc. and FBR Investment Services, Inc. (each a "Distributor" and collectively, the "Distributors"), a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Fund's Class B shares sold by such Distributor or for which such Distributor is designated the principal underwriter (the "Distribution Fee") and a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund's Class B shares sold by such Distributor or for which such Distributor is designated the principal underwriter (the "Service Fee"). Such Distributor shall be paid its Distribution Fee notwithstanding such Distributor's termination as Distributor of the Class B shares of the Fund, such payments to be changed or terminated only as required by: (i) a change in applicable law or a change in accounting policy adopted by the Investment Companies Committee of the American Institute of Certified Public Accountants and approved by the Financial Accounting Standards Board that results in a determination by the Fund's independent accountants that any Sales Charges in respect of such Fund, which are not Contingent Deferred Sales Charges and which are not yet due and payable, must be accounted for by such Fund as a liability in accordance with generally accepted accounting principles, each after the effective date of this Plan and restatement; (ii) if in the sole discretion of the Board of Trustees, after due consideration of the relevant factors considered when adopting and/or amending this Plan including the transactions contemplated in any purchase and sale agreement entered into between the Distributor and a commission financing entity, the Board of Trustees determines, subject to its fiduciary duty, that this Plan and the payments thereunder must be changed or terminated notwithstanding, the effect this action might have on the Fund's ability to offer and sell Class B shares; or (iii) in connection with a Complete Termination of this Plan, it being understood that for this purpose a Complete Termination of this Plan occurs only if this Plan is terminated and the Series has discontinued the distribution of Class B shares or other back-end load or substantially similar classes of shares. The services rendered by a Distributor for which that Distributor is entitled to receive its Distribution Fee shall be deemed to have been completed at the time of the initial purchase of the relevant Class B shares taken into account in computing that Distributor's Distribution Fee.

     The obligation of the Fund to pay the Distribution Fee shall terminate upon the termination of this Plan in accordance with the terms hereof. Except as provided in the preceding paragraph, the Fund's obligation to pay the Distribution Fee to a Distributor of the Class B shares of the Fund shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Company or a Fund of its right separately to pursue any claims it may have against such Distributor and enforce such claims against any assets (other than its right to be paid its Distribution Fee and to be paid the contingent deferred sales charges) of such Distributor).

     The right of a Distributor to receive the Distribution Fee (but not the relevant distribution agreement or that Distributor's obligations thereunder) may be transferred by that Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from that Distributor to the Company. In connection with the foregoing, each Fund is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by that Distributor.

     ADJUSTMENT TO FEES. Any Fund may pay a Distribution Fee or Service Fee to either or both of the Distributors at a lesser rate than the fees specified in
Section 1 hereof as agreed upon by the Board of Trustees and the Distributor and approved in the manner specified in Section 4 of this Plan.

     PAYMENT OF FEES. The Distribution Fees and Service Fees will be calculated daily and paid monthly by each Fund at the annual rate indicated above.

     SECTION 2.  EXPENSES COVERED BY THE PLAN.

     Distribution Fees may be used by the Distributors for: (a) costs of printing and distributing a Fund's prospectus, statement of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to a Fund;
(c) an allocation of overhead and other branch office distribution-related expenses of the Distributor; (d) payments to persons who provide support services in connection with the distribution of a Fund's shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding a Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by a Fund's transfer agent; (e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee; and (f) the sale of a Fund's shares, including, without limitation, payments to salesmen and selling dealers who have entered into selected dealer agreements with the Distributor, at the time of the sale of shares, if applicable, and continuing fees to each such salesmen and selling dealers, which fee shall begin to accrue immediately after the sale of such shares. The Distributor will use the service fees primarily to pay ongoing trail commissions to securities dealers (which may include the Distributor itself) and other financial organizations which provide shareholder services for the Funds. These services include, among other things, processing new shareholder account applications, reporting all transactions by customers to the Funds' Transfer Agent and serving as the primary information source to customers concerning the Funds.

     The amount of the Distribution Fees and Service Fees payable by any Fund under Section 1 hereof is not related directly to expenses incurred by the Distributors and this Section 2 does not obligate a Fund to reimburse the Distributors for such expenses. The Distribution Fees and Service Fees set forth in Section 1 will be paid by a Fund to the Distributors unless and until the

Plan is terminated or not renewed with respect to a Fund. Any distribution or service expenses incurred by the Distributors on behalf of a Fund in excess of payments of the Distribution Fees or Service Fees specified in Section 1 hereof which the Distributors have accrued through the termination date are the sole responsibility and liability of the Distributors and not an obligation of a Fund.

     SECTION 3.  INDIRECT EXPENSES.

     While each Fund is authorized to make payments under this Plan to the Fund's Distributors for expenses described above, it is expressly recognized that each Fund presently pays, and will continue to pay, an investment advisory fee to its Investment Adviser and an administration fee to the Administrator.
To the extent that any payments made by any Fund to the Investment Adviser or Administrator, including payment of fees under the Investment Advisory Agreement or the Administration Agreement, respectively, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Portfolio within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Plan.

     SECTION 4.  APPROVAL OF TRUSTEES.

     Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

     SECTION 5.  CONTINUANCE OF THE PLAN.

     The Plan will continue in effect until March 31, 1999, and thereafter for successive twelve-month periods: provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

     SECTION 6.  TERMINATION.

     The Plan may be terminated at any time with respect to a Fund (i) by the Trust without payment of any penalty, by the vote of a majority of the outstanding voting securities of any Fund or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 5 with respect to any other Fund.

     SECTION 7.  AMENDMENTS.

     The Plan may not be amended with respect to any Fund so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of that Fund. No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 4 above.

     SECTION 8.  SELECTION OF CERTAIN TRUSTEES.

     While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 9.  WRITTEN REPORTS.

     In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

     SECTION 10.  PRESERVATION OF MATERIALS.

     The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

     SECTION 11.  MEANINGS OR CERTAIN TERMS.

     As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

                                     SCHEDULE I


This Plan shall be adopted with respect to the Class B shares of the following Funds of The FBR Family of Funds:

FBR Financial Services Fund
FBR Small Cap Financial Fund
FBR Small Cap Value Fund
FBR Information Technologies Fund
FBR Realty Growth Fund